EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IGEN Network Corp.

We hereby consent to the use in the Amended Registration Statement of our report dated May 28, 2020, relating to the consolidated financial statements of IGEN Network Corp. and Subsidiary (the “Company”) as of and for the year ended December 31, 2019, which report is contained in the prospectus, which is part of the amended registration statement. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

October 19, 2021